Exhibit 5.5

DryShips Inc.
109 Kifisias Avenue and Sina Street
151 24, Marousi
Athens, Greece

 17 March 2015
Re:    DRYSHIPS INC.

Ladies and Gentlemen,

1)	I have acted as counsel to DryShips Inc. and its subsidiaries (the "Company") in connection with the Company's registration statement on Form F-3 (such registration statement as amended or supplemented from time to time) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") and offering by the Company in one or more public offerings (collectively, the "Offering") of an indeterminate number of securities, which may include shares of common stock, par value $0.01 per share, of the Company, shares of preferred stock, par value $0.01 per share, of the Company, debt securities of the Company, guarantees of the Company's debt securities by certain of its subsidiaries, including the Company's Maltese Subsidiaries listed in Schedule 1 (each, a "Subsidiary Guarantee"), warrants to purchase the Company's securities, purchase contracts to purchase the Company's securities, rights to purchase the Company's securities, and units comprised of any of the foregoing securities.

2)	I have been duly admitted by warrant granted under public seal of Malta to practice the profession of Advocate in Malta. This opinion is limited to the laws of Malta as at the date hereof and is given on the basis of our knowledge of that law as of that date. I express no opinion on the law of any other jurisdiction other than Malta.

3)	In rendering this opinion I have assumed without further enquiring:

a.	The validity and enforceability of any documents regulated by any law other than the Laws of Malta.
b.	The validity and due incorporation of the Company's Marshall Island Subsidiaries as validly existing under the Laws of the Marshall Islands.
c.	The validity and due incorporation of the Company's Liberia Island Subsidiaries as validly existing under the Laws of the Liberia

4)	Based on, subject to and in reliance upon the assumptions set forth above and subject to the qualifications in this letter and having regard to the applicable law in force in Malta, it is my opinion that:

(i)            Each of the Maltese Subsidiaries listed in Schedule 1 (each a "Maltese Subsidiary" and collectively the "Maltese Subsidiaries"), has been duly incorporated and is validly existing as a corporation in good standing under the laws of Malta.
(ii)            Each Maltese Subsidiary has the necessary power and authority to enter into and perform its obligations under a Subsidiary Guarantee.
(iii)            Each Maltese Subsidiary has taken all necessary corporate actions to execute and authorize the filing of the Registration Statement with the Commission.
5)	I hereby consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement. In giving such consent, I do not hereby admit that we are included in the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.
6)	My opinion is limited:

a.	To the extent of matters involving the application of Maltese law;
b.	To the extent that this opinion considers matters of fact I have relied on certificates from Directors and Officers of the Maltese subsidiaries and on certificates or other written information from officials of jurisdictions in which the Company or its subsidiaries are incorporated or registered;
c.	To the extent that this opinion considers matters of U.S. laws governing the offering from time to time of the Company's Common Stock, I have relied on information guidance and advice which I received from Seward & Kissel LLP of New York, legal counsel to the Company on matters of such laws and;
d.	Seward & Kissel LLP may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

/s/ Dr. Adriano Cefai
Dr. Adriano Cefai
Cefai & Associates

Schedule 1 – Maltese Subsidiaries
	Ship-Owning Subsidiaries with Vessels in Operations	Country of Incorporation

1.	Malvina Shipping Company Limited	Malta
2.	Samsara Shipping Company Limited	Malta
3.	Borsari Shipping Company Limited	Malta
4.	Fabiana Navigation Company Limited	Malta
5.	Karmen Shipping Company Limited	Malta
6.	Thelma Shipping Company Limited	Malta
7.	Celine Shipping Company Limited	Malta

Ship-Owning Subsidiaries with Vessels Sold

8.	Felicia Navigation Company Limited	Malta
9.	Zatac Shipping Company Limited	Malta
10.	Royerton Shipping Company Limited	Malta
11.	Lancat Shipping Company Limited	Malta
12.	Fago Shipping Company Limited	Malta
13.	Hydrogen Shipping Company Limited	Malta
14.	Madras Shipping Company Limited	Malta
15.	Oxygen Shipping Company Limited	Malta
16.	Helium Shipping Company Limited	Malta
17.	Blueberry Shipping Company Limited	Malta
18.	Platan Shipping Company Limited	Malta
19.	Silicon Shipping Company Limited	Malta
20.	Tolan Shipping Company Limited	Malta
21.	Lansat Shipping Company Limited	Malta
22.	Annapolis Shipping Company Limited	Malta
23.	Iguana Shipping Company Limited	Malta
24.	Arleta Navigation Company Limited	Malta
25.	Selma Shipping Company Limited	Malta
26.	Farat Shipping Company Limited	Malta
27.	Onil Shipping Company Limited	Malta